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As filed with the Securities and Exchange Commission on November 12, 2010

Registration No. 333-170350

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.2 TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYSWIN Inc.
(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6531 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

9/F Syswin Building
No. 316 Nan Hu Zhong Yuan, Chaoyang District
Beijing 100102
The People's Republic of China
(8610) 8497-8088
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter X. Huang Skadden, Arps, Slate, Meagher & Flom LLP 30th Floor, China World Office 2 No. 1 Jianguomenwai Avenue Beijing 100004 The People's Republic of China (8610) 6535-5500	Alan Seem Shearman & Sterling LLP 12/F, East Tower, Twin Towers B-12 Jianguomenwai Dajie Beijing 100022 The People's Republic of China (8610) 5922-8000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Ordinary Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Ordinary shares, par value US$0.0000008 per share(1)	55,200,000	US$2.81	US$155,250,000	US$11,069.33(4)

(1)
American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6 (Registration No.333-170510). Each American depositary share represents four (4) ordinary shares.

(2)
Includes (a) ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and (b) ordinary shares that may be purchased by the underwriters upon the exercise of the underwriters' over-allotment option to purchase additional ordinary shares. These ordinary shares are not being registered for the purposes of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act.

(4)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        The sole purpose of this amendment is to amend the exhibit index and to file Exhibits 1.1 and 99.2 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our amended and restated articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, wilful default or fraud.

        Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

        During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. On November 3, 2010, we effected a 12,500-for-1 share split whereby all of our authorized (issued and unissued) ordinary shares of par value US$0.01 each were divided into ordinary shares of par value US$0.0000008 each. As a result, the number of our issued and outstanding ordinary shares increased from 12,390 shares to 154,875,000 shares. The information below is presented after giving effect to the share split.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (US$)		Underwriting Discount and Commission
Liangsheng Chen	December 5, 2007	123,750,000	N/A		N/A
Hongbing Tao	December 5, 2007	1,250,000	N/A		N/A
China Rebro Limited	July 31, 2010	29,875,000	N/A	*	N/A

*
These securities were issued for nominal consideration in connection with our corporate restructuring that we undertook in contemplation of this offering in 2010. In January 2009, Qingling Company Limited, an affiliate of China Rebro Limited, invested RMB204.0 million in exchange for a 19.29% interest in Syswin Xing Ye. See "Our Corporate History and Structure."

Item 8.   Exhibits and Financial Statement Schedules.

        Exhibits

        See Exhibit Index beginning on page II-4 of this registration statement.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People's Republic of China, on the twelfth day of November, 2010.

SYSWIN Inc.
By:	/s/ LIANGSHENG CHEN Name: Liangsheng Chen Title: Director and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ LIANGSHENG CHEN Liangsheng Chen	Chief Executive Officer and Director (principal executive Officer)	November 12, 2010
* Kai Li	Chief Financial Officer (principal financial or accounting Officer)	November 12, 2010
* Xiaoling Hu	Chairwoman of the Board of Directors	November 12, 2010
* Hongbing Tao	Director	November 12, 2010
* Zhenghui Wei	Director	November 12, 2010
* Name: Gregory F. Lavelle Title: Managing Director Puglisi & Associates	Authorized Representative in the United States	November 12, 2010

*By:	/s/ LIANGSHENG CHEN Name: Liangsheng Chen Attorney-in-Fact

 SYSWIN Inc.
EXHIBIT INDEX

Exhibit Number	Description of Documents
1.1	Form of Underwriting Agreement.
3.1†	Memorandum and Articles of Association of the Registrant, as currently in effect.
3.2†	Amended and Restated Memorandum and Articles of Association of the Registrant.
4.1†	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3).
4.2†	Registrant's Specimen Certificate for Ordinary Shares.
4.3†	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts.
4.4†	Registration Rights Agreement dated November 3, 2010.
5.1†	Opinion of Maples & Calder regarding the validity of the ordinary shares being registered.
8.1†	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters.
8.2†	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1).
10.1†	Form of Indemnification Agreement with the Registrant's directors.
10.2†	Form of Employment Agreement with the Registrant's senior executives.
10.3†	Exclusive Technology Consulting and Service Agreement between Beijing Syswin Zhi Di Technology Limited and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010.
10.4†	Equity Interest Pledge Agreement between Beijing Syswin Zhi Di Technology Limited and Qingling Company Limited dated August 4, 2010.
10.5†	Equity Interest Pledge Agreement between Beijing Syswin Zhi Di Technology Limited and Beijing Syswin International Real Estate Consulting Company Limited dated August 4, 2010.
10.6†	Equity Interest Pledge Agreement between Beijing Syswin Zhi Di Technology Limited and Hongbing Tao dated August 4, 2010.
10.7†	Exclusive Purchase Option Agreement among Syswin Limited, Hongbing Tao and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010.
10.8†	Exclusive Purchase Option Agreement among Syswin Limited, Beijing Syswin International Real Estate Consulting Company Limited and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010.
10.9†	Exclusive Purchase Option Agreement among Syswin Limited, Qingling Company Limited and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010.
10.10†	Power of Attorney by Qingling Company Limited dated August 4, 2010.
10.11†	Power of Attorney by Hongbing Tao dated August 4, 2010.
10.12†	Power of Attorney by Beijing Syswin International Real Estate Consulting Company Limited dated August 4, 2010.
10.13†	Non-compete Agreement dated September 1, 2010.
10.14†	Right of First Refusal Agreement dated September 1, 2010.
10.15†	Trademark License Agreement dated October 17, 2010.
10.16†	Property Leasing Agreement dated August 27, 2010.

Exhibit Number	Description of Documents
21.1†	Subsidiaries of the Registrant.
23.1†	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm.
23.2†	Consent of Maples and Calder (included in Exhibit 5.1).
23.3†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.4†	Consent of Jingtian & Gongcheng Attorneys At Law (included in Exhibit 99.2).
23.5†	Consent of China Index Academy.
23.6†	Consent of Xiaoya Zhang.
23.7†	Consent of Shulong Chu.
23.8†	Consent of Zelai Zhang.
24.1†	Powers of Attorney (included on signature page).
99.1†	Code of Business Conduct and Ethics of the Registrant.
99.2	Opinion of Jingtian & Gongcheng Attorneys At Law regarding certain PRC law matters.

†
Previously filed.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers.
  Item 7. Recent Sales of Unregistered Securities.
  Item 8. Exhibits and Financial Statement Schedules.
  Item 9. Undertakings.
SIGNATURES
SYSWIN Inc. EXHIBIT INDEX